CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation	The Equity Group Inc.
Tony Puleo	Devin Sullivan
Chief Financial Officer	Senior Vice President
(561) 912-8270	(212) 836-9608
tony.puleo@bluegreencorp.com	dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2008 FIRST QUARTER FINANCIAL RESULTS

Q1 2008 Highlights Compared to Q1 2007

•	Bluegreen Resorts Sales of $90.3 Million, a First Quarter Record
•	Bluegreen Communities Field Operating Profit of $3.9 Million; Bluegreen Communities Sales Declined to $20.9 Million
•	Net Income Declined to $1.4 Million, or $0.04 Per Share, Due Primarily to:
o	Lower Communities Sales and Profits
o	Recognition of $0.05 per Share Charge Related to Write Down of Retained Interest in Notes Receivable Sold to Estimated Market
•	Book Value of $12.37 Per Share

Boca Raton, Fla. – May 8, 2008 – Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced financial results for the first quarter ended March 31, 2008 (see attached tables).

Total sales in the first quarter of 2008 were $111.3 million, as compared to total sales of $121.8 million in the first quarter of 2007. Although vacation ownership (“Resorts”) sales rose 4% to $90.3 million in the first quarter of 2008 from $86.9 million in the first quarter of 2007, homesite (“Bluegreen Communities”) sales declined by 40% to $20.9 million from $34.9 million.

Field Operating Profit (1) at Bluegreen Resorts decreased 25% to $5.8 million, or 6% of sales, from $7.7 million, or 9% of sales, in the first quarter of 2007. This decrease was primarily due to an approximately $5.0 million increase in estimated uncollectible vacation ownership interest (“VOI”) notes receivable during the 2008 quarter compared to the same period last year. While generating lower sales, Bluegreen Communities generated Field Operating Profit of $3.9 million, or 19% of sales, as compared to Field Operating Profit of $8.8 million, or 25% of sales, in the same period last year. Net income in the first quarter of 2008 was $1.4 million, or $0.04 per diluted share, as compared to net income of $5.3 million, or $0.17 per diluted share, in the first quarter of 2007. The decline in earnings per share was due primarily to lower sales and profits at Bluegreen Communities, which accounted for a $0.10 per share decline, as well as the recognition of a $0.05 per share charge for the impairment of retained interests in notes receivable sold, which is reflected as a reduction of interest income. The impairment was the result of the higher discount rate used in the valuation of the retained interests, reflective of current interest rates in the securitization market, as well as higher estimated defaults.

(1)	We define Field Operating Profit as operating profit prior to the allocation of corporate overhead, interest income, other income (expense), interest expense, income taxes, and minority interest.

Bluegreen Corporation	Page 2

May 8, 2008

BLUEGREEN RESORTS

Higher Resorts sales were primarily attributable to a significant increase in sales to existing Bluegreen Vacation Club® owners as compared to the first quarter of 2007; these sales comprised 46% of Resorts sales for the first quarter of 2008 as compared to 38% of Resorts sales during the comparable prior year period. Higher Resorts sales also reflected increased same-resort sales, led by increases in sales at The Fountains™ sales office in Orlando, Florida, Carolina Grande™ sales office in Myrtle Beach, South Carolina, and an offsite sales office in Las Vegas, Nevada. Higher sales were also attributable to an 8% system-wide price increase that went into effect during January 2008.

Results for the first quarter of 2008 also included a gain on sales of notes receivable of $8.2 million realized in connection with the private offering and sale of $60.0 million of timeshare loan-backed securities on March 31, 2008. This compares to an $8.0 million gain on sales of notes receivable in the first quarter of 2007.

Resorts cost of sales, as a percentage of gross sales (prior to the impact of estimated uncollectible VOI notes receivable and gain on sales of notes receivable), was 21% in both the first quarter of 2008 and the first quarter of 2007.

In accordance with Statement of Financial Accounting Standards No. 152, “Accounting for Real Estate Time-sharing Transactions” (“SFAS 152”), as of March 31, 2008 approximately $29.7 million and $17.5 million of Resorts sales and profits, respectively, were deferred because the contracted sales had not yet met the requirements for revenue recognition. These amounts compare to $24.6 million and $14.3 million of Resorts sales and profits, respectively, which were deferred as of December 31, 2007. Deferred amounts are expected to be recognized in future periods. Therefore, net amounts of revenues and profits deferred under SFAS 152 in the first quarter of 2008 totaled $5.1 million and $3.2 million, respectively, compared to a net deferral of $5.5 million of revenues and $3.0 million of profits in the 2007 first quarter. In addition, SFAS 152 requires that Resorts sales be reduced by estimated uncollectible VOI notes receivable, which were estimated to be $16.4 million for the first quarter of 2008 and $11.4 million for the first quarter of 2007.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “We believe the Bluegreen Vacation Club® is being well-received by existing members and new owners, as evidenced by an owner base of approximately 186,500 at March 31, 2008 and continued success in our owner upgrade program. Our vacation ownership receivables portfolio also continues to perform within historical norms. Delinquencies over 30 days on the entire serviced portfolio at March 31, 2008 were 3.9%, down from 4.5% at December 31, 2007, which we believe is consistent with historical seasonal patterns. Average annual default rate for the twelve months ended March 31, 2008 was 7.9%, up from 7.3% for the twelve months ended March 31, 2007, but down from 8.5% in 2004 and 2005. While we continue to closely monitor our receivables performance, we believe that the fundamentals of our business remain strong.”

Bluegreen Corporation	Page 3

May 8, 2008

“We recently announced our entry into the Atlantic City market with the purchase of 1,200 VOIs and timeshare operations at the beachfront Royal Suites at Atlantic Palace, located on the world-famous Atlantic City Boardwalk. We plan to renovate approximately 16,000 square feet of the resort in order to establish a sales preview center. Bluegreen Vacation Club sales in Atlantic City are expected to begin in the second quarter of 2008. We also recently expanded our agreement with Cedar Fair Theme Parks, one of the largest regional amusement park operators in the world. This new agreement expands Bluegreen’s on-site sales presence from three Cedar Fair locations to 11 parks across the United States and Canada, as well as four adjacent hotel properties. We commenced selling three-day, two-night introductory vacation packages at five Cedar Fair parks to a demographic population that we believe mirrors our Bluegreen Vacation Club members, and we anticipate being active in all of the Cedar Fair locations pursuant to our expanded agreement by Memorial Day 2008.”

Mr. Maloney continued, “In addition to monitoring the impact of the overall economy, we are closely watching the commercial credit markets. We have been pleased with our ability to continue to access the credit markets to date, and believe that it reflects the quality of our receivables, the historically resilient nature of the vacation ownership industry during periods of economic slow down, and our long-standing financial relationships. To date this year, we have completed the following Resorts financings: a $60.0 million term securitization with Branch Banking & Trust Company (“BB&T”) as initial purchaser; a $150.0 million renewal and expansion of a timeshare receivables purchase facility with BB&T; and a $75.0 million Acquisition, Development and Construction credit facility with Textron Financial Corporation. We further strengthened our balance sheet by the March 31, 2008 repayment, in full, of our $55.0 million, 10.5% Senior Secured Notes plus all accrued interest, immediately prior to the maturity of the Notes on April 1, 2008. The related annual interest on these Notes was approximately $5.8 million.”

BLUEGREEN COMMUNITIES

Lower sales at Bluegreen Communities reflected the slowdown in the residential real estate market coupled with reduced inventory levels due to the substantial sellout of two communities prior to December 31, 2007. Sales in the 2007 first quarter also included the recognition of $7.1 million in 2006 sales previously deferred as the related property did not receive final platting until the 2007 quarter.

Bluegreen Communities’ cost of sales, as a percentage of sales, in the first quarter of 2008 declined to 49.0% from 51.2% in the same period one year ago, resulting from a favorable mix in property sold in 2008.

Mr. Maloney commented, “We are extremely satisfied that we were able to maintain profitability at Bluegreen Communities during the continued down turn in the residential real estate market. We continue to focus our efforts on aligning the operations of our Communities business to current market demand.”

Bluegreen Corporation	Page 4

May 8, 2008

As of March 31, 2008, approximately $10.8 million and $4.2 million of Bluegreen Communities sales and profits, respectively, were deferred under the percentage-of-completion method of accounting. It is expected that these amounts will be recognized in future periods ratably with the development of Communities projects. These amounts compare to $13.2 million and $5.5 million of sales and profits, respectively, deferred as of December 31, 2007. Therefore, net recognition in the first quarter of 2008 of revenue and profits previously deferred under the percentage of completion method of accounting totaled $2.4 million and $1.4 million, respectively.

SELECTED OTHER FINANCIAL INFORMATION
	As of or for the three months ended
	March 31, (8)		December 31, 2007
Unrestricted cash (2)	$75.4	million	$125.5	million
Net interest spread (3) (4)	$5.0	million	$4.7	million
Book value	$12.37	per share	$12.34	per share
Debt-to-equity ratio (2)	0.95:1		1.03:1

(2)	reflects repayment, in full, of $55 million, 10.5% Senior Secured Notes plus all accrued interest on March 31, 2008
(3)	interest income minus interest expense
(4)	the three months ended March 31, 2008 has been reduced by the $2.7 million impairment of the Company’s retained interests in notes receivables sold

The Company is continuing to review its capital needs.  While Bluegreen previously announced that it was considering pursuing a common stock rights offering, the Company intends to broaden its sources of potential capital.  Accordingly, Bluegreen plans to file a “shelf” registration statement which would, in the future, permit it to raise long-term capital through the issuance of common stock, preferred stock, debt and/or convertible debt.  In the event such an offering were ultimately consummated, the purpose would be to further strengthen Bluegreen’s balance sheet and to support growth, including growth through acquisitions. We recognize that a common stock offering would be highly dilutive at our current stock price and, as such, we have no immediate plans to pursue an offering of our common stock.

MANAGEMENT REMARKS

Management’s pre-recorded remarks regarding the 2008 first quarter financial results will be available beginning Friday, May 9, 2008 at 8:30 am Eastern Time. There will be no question and answer session following management’s prepared remarks. To access management’s remarks, dial (888) 286-8010 (Domestic) or (617) 801-6888 (International) and use the code 26223976. The telephonic recording will be available until May 16, 2008. Management’s remarks will also be accessible at Bluegreen’s corporate web site, www.bluegreencorp.com, for approximately 90 days.

Bluegreen Corporation	Page 5

May 8, 2008

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE: BXG) is a leading provider of Colorful Places to Live and Play® through two principal operating divisions. With more than 186,500 owners, Bluegreen Resorts markets a flexible, real estate-based vacation ownership plan that provides access to over 40 resorts and an exchange network of over 3,700 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Communities has sold over 56,300 planned residential and golf community homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla., and currently employs over 6,000 associates. More information about Bluegreen is available at www.bluegreencorp.com.

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that growth and profitability will not occur as anticipated; the Company may be unable to sell notes receivable on satisfactory terms, if at all, adversely impacting the Company’s liquidity and profitability; the performance of the Company’s vacation ownership notes receivables may deteriorate in the future; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew or replace such lines of credit; real estate inventories, notes receivable, retained interests in notes receivable sold or other assets will be determined to be impaired in the future; risks relating to pending or future litigation, claims and assessments; that the Company will not be able to acquire land or identify new projects, as anticipated; sales and marketing strategies related to new Resorts and Communities properties will not be as successful as anticipated; new Resort and Communities properties will not open when expected, will cost more to develop or may not be as successful as anticipated; the relationship with Cedar Fair Theme Parks will not be put in place or be as successful as anticipated; retail prices and homesite yields for Communities properties will be below the Company’s estimates; cost of sales will not be as expected; sales to existing owners will not continue at current levels; deferred sales will not be recognized to the extent or at the time anticipated; and the risks and other factors detailed in the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed on March 3, 2008.

Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended the (“Exchange Act”), that involve substantial risks and uncertainties, including but not limited to the risk that because of business, economic or market conditions Bluegreen may decide not to pursue an offering of its securities or that the offering may not be made in the amounts contemplated, if at all. In addition to the risks and uncertainties identified above, reference is also made to other risks and uncertainties detailed in reports filed by Bluegreen with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive.

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Bluegreen Corporation	Page 6

May 8, 2008

BLUEGREEN CORPORATION

Condensed Consolidated Statements of Income

(In 000’s, Except Per Share Data)

	Three Months Ended
	March 31, 2008	March 31, 2007
	(Unaudited)
REVENUES:

Vacation ownership sales	$90,347	$86,924
Homesite sales	20,909	34,874

Total sales	111,256	121,798

Other resort and communities operations revenue	17,870	15,018
Interest income	9,961	9,842
Other income, net	265	—

Total operating revenues	139,352	146,658

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	20,714	18,877
Homesite cost of sales	10,244	17,855

Total cost of sales	30,958	36,732
Cost of other resort and communities operations	12,687	12,419
Selling, general and administrative expenses	87,669	81,393
Interest expense	4,949	5,151
Other expense	—	727

Total operating expenses	136,263	136,422

Income before minority interest and provision for income taxes	3,089	10,236
Minority interest in income of consolidated subsidiary	838	1,634

Income before provision for income taxes	2,251	8,602
Provision for income taxes	855	3,269

Net income	$1,396	$5,333

Net income per share:
Basic	$0.04	$0.17

Diluted	$0.04	$0.17

Weighted average number of common and common equivalent shares:
Basic	31,241	30,889

Diluted	31,490	31,294

Bluegreen Corporation	Page 7

May 8, 2008

BLUEGREEN CORPORATION

Supplemental Segment Financial Data

Three- Month Periods Ended March 31, 2008 and March 31, 2007

(In 000’s, except percentages)

BLUEGREEN RESORTS

	Q1 2008	% of Gross Sales	Q1 2007	% of Gross Sales
	(unaudited)		(unaudited)

Gross sales of real estate	$98,469	100	$90,370	100
Estimated uncollectible VOI notes receivable	(16,367)	(17)	(11,413)	(13)
Gain on sales of notes receivable	8,245	8	7,967	9

Sales of real estate	90,347	92	86,924	96
Cost of sales on real estate	(20,714)	(21)	(18,877)	(21)

Gross profit on real estate	69,633	71	68,047	75

Sales of other services	13,962	14	12,838	14
Cost of sales of other services	(9,751)	(10)	(10,029)	(11)

Gross profit on other services	4,211		2,809

Selling and marketing expense	(60,669)	(62)	(55,301)	(61)
Field G & A expense	(7,378)	(7)	(7,807)	(9)

Total field operating expense	(68,047)		(63,108)

Field operating profit	$5,797	6	$7,748	9

BLUEGREEN COMMUNITIES

	Q1 2008	% Sales	Q1 2007	% Sales
	(unaudited)		(unaudited)

Sales of real estate	$20,909	100	$34,874	100
Cost of sales of real estate	(10,244)	(49)	(17,855)	(51)

Gross profit on real estate	10,665	51	17,019	49

Sales of other services	3,908	19	2,180	6
Cost of sales of other services	(2,936)	(14)	(2,390)	(7)

Gross profit on other services	972		(210)

Selling and marketing expense	(5,135)	(25)	(5,068)	(15)
Field G & A expense	(2,633)	(13)	(2,933)	(8)

Total field operating expense	(7,768)		(8,001)

Field operating profit	$3,869	19	$8,808	25

Bluegreen Corporation	Page 8

May 8, 2008

BLUEGREEN CORPORATION

Reconciliation of Field Operating Profit to Income Before

Minority Interest and Provision for Income Taxes

(In 000’s)

	March 31, 2008	March 31, 2007
	(unaudited)	(unaudited)

Field operating profit for Bluegreen Resorts	$5,797	$7,748
Field operating profit for Bluegreen Communities	3,869	8,808
Interest Income	9,961	9,842
Other income (expense), net	265	(727)
Corporate general and administrative expenses	(11,854)	(10,284)
Interest expense	(4,949)	(5,151)

Income before minority interest and provision for income taxes	$3,089	$10,236

Bluegreen Corporation	Page 9

May 8, 2008

BLUEGREEN CORPORATION

Condensed Consolidated Balance Sheets

(In 000’s)

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS

Cash and cash equivalents (unrestricted)	$75,351	$125,513
Cash and cash equivalents (restricted)	21,740	19,460

Total cash and cash equivalents	97,091	144,973
Contracts receivable, net	23,270	20,532
Notes receivable, net	151,022	160,665
Prepaid expenses	18,899	14,824
Other assets	24,003	23,405
Inventory, net	459,694	434,968
Retained interests in notes receivable sold	142,029	141,499
Property and equipment, net	95,582	94,421
Goodwill	4,291	4,291

Total assets	$1,015,881	$1,039,578

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$38,454	$38,901
Accrued liabilities and other	66,144	60,421
Deferred income	38,410	36,559
Deferred income taxes	98,359	98,362
Receivable-backed notes payable	44,327	54,999
Lines-of-credit and notes payable	210,163	176,978
10.50% senior secured notes	—	55,000
Junior subordinated debentures	110,827	110,827

Total liabilities	606,684	632,047

Minority interest	23,261	22,423

Total shareholders’ equity	385,936	385,108

Total liabilities and shareholders’ equity	$1,015,881	$1,039,578